Exhibit 3.1

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ARTICLES OF AMENDMENT
APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that every 1.03119 shares of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”), issued and outstanding immediately before the Reverse Stock Split Effective Time (as defined below) shall be combined into one issued and outstanding share of Common Stock, $0.0103119 par value per share, with any resulting fractional shares of Common Stock being cancelled and the holders of any such fractional shares of Common Stock being entitled to receive a cash payment in lieu of such fractional shares calculated using the fair value per share of the Common Stock at the Reverse Stock Split Effective Time.
SECOND: The Charter is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to change the par value per share of each share of Common Stock issued and outstanding immediately after the Reverse Stock Split Effective Time from $0.0103119 per share to $0.01 per share.
THIRD: The foregoing amendment to the Charter has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment is limited to changes expressly authorized by Section 2-309(e)(2) and Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.
FOURTH: These Articles of Amendment shall become effective at 5:00 p.m. EDT on February 20, 2019 (the “Reverse Stock Split Effective Time”).
FIFTH: There has been no increase in the authorized stock of the Corporation effected by the amendments to the Charter as set forth above.

IN WITNESS WHEREOF, Apartment Investment and Management Company has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Secretary on February 19, 2019.

WITNESS:	APARTMENT INVESTMENT AND MANAGEMENT COMPANY
/s/ Lisa R. Cohn	By: /s/ Paul Beldin
Lisa R. Cohn, Secretary	Paul Beldin, Executive Vice President and Chief Financial Officer

THE UNDERSIGNED, the Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
/s/ Paul Beldin
Paul Beldin, Executive Vice President
and
Chief Financial Officer